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Exhibit 99

For Immediate Release

Crown Media Holdings Explores Strategic Alternatives for
International Business

Company to Focus Resources on Domestic Channel

        GREENWOOD VILLAGE, Colo.—April 13, 2004—Crown Media announced today that it has decided to explore strategic alternatives for its international business, including, but not necessarily limited to, a sale or other corporate transaction in an effort to maximize shareholder value.

        A potential transaction would involve only the Hallmark Channel internationally. Hallmark Channel in the United States will continue to be broadcast with its focus on family friendly programming. Hallmark Cards confirmed its commitment to support Crown Media's efforts to expand its domestic channel to reach full distribution and extend the value of the Hallmark brand within the United States.

  About Crown Media Holdings

        Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and 122 countries. The combined channels have over 115 million subscribers worldwide. Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes award-winning titles from the Hallmark Entertainment Collection for exhibition in a variety of television media including video-on-demand and high definition television. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

        Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-K Report for the year ended December 31, 2003. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

  For additional information, please contact:

        Mindy Tucker

        IR Focus

        914.725.8128

        mindy@irfocusllc.com

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Crown Media Holdings Explores Strategic Alternatives for International Business